AMENDMENT TO OFFICER EMPLOYMENT AGREEMENT

This amendment and restatement to the employment agreement (this “Amendment) is made and entered into effective as of 30th June 2022 (the “Amendment Effective Date”) by and between Ilustrato Pictures International Inc, a Nevada corporation (the “Company”), and Mr Krishnan Krishnamoorthy (the “Officer” and together with the Company, the “Parties”).

Whereas the Company and Officer entered into that certain Employment Agreement (the “Agreement”) dated as of February 2nd, 2022, (the “Commencement Date”) and this contract was revised as of 30th June 2022.

RECITALS

The Company is in the business of Mergers & Acquisitions. The Company agrees to employ the Officer, and the Officer accepts such employment, as per the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01	Subject to the provisions of Article IV, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ the Officer for the period beginning on the date written above (the “Commencement Date”)

ARTICLE II

Duties

2.01(a) During the term of employment, the Officer will:

(i)        Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs.

(ii)	Serve as Chief Financial Officer of the Company, reporting directly to the Chief Executive

Officer and

(iii)	Perform the duties and services consistent with the title and function of such office,

including without limitation any other necessary tasks that may be required, as deemed reasonable for an employee of that title and those as specifically set forth from time to time by the Chief Executive Officer.

2.01(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing the Officer from (i) investing Officer’s personal assets in companies in which such investments are made solely as a passive investor and (ii) engaging (outside normal business hours) in any other professional activities, provided that the Officer’s investments or engagement does not result in a violation of his covenants under this Section or Article V. All such activities shall be disclosed to and approved by the Board in its sole discretion.

ARTICLE III

Compensation, Reimbursement and Employment Benefits

3.01 During the Term of this Agreement, the Officer shall be entitled to the compensation (“Compensation) and benefits (“Benefits”) described in in Exhibit A attached hereto.

ARTICLE IV

Termination

4.1  Termination by the Company for Cause or Termination by the Officer without Good Reason, Death, or Disability. If the Officer’s employment is terminated by the Company for Cause, or if his employment with the Company ends due to death, "permanent and total disability" (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”), or due to a voluntary termination of employment by the Officer without Good Reason then the Officer shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to the Officer under the terms of any employee benefit plan of the Company (the "Accrued Benefits"). For purposes of this Agreement, Accrued Benefits shall include any unused vacation time which has accrued during the Term in which the Officer’s employment is terminated, but shall not include any accrued vacation from prior Terms.

4.2   Termination by the Company without Cause or by the Officer for Good Reason. If the Officer’s employment with the Company is terminated by the Company for reasons other than Cause, death, "permanent and total disability" (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”) or is voluntarily terminated by the Officer for Good Reason, then the Officer shall be entitled to the Severance Benefits as described in Exhibit A herein as well as his Accrued Benefits. The notice period by either party shall be 3 months.

4.3  Severance Benefits. In the event that the Officer becomes entitled to receive severance benefits, as provided in Exhibit A herein, the Company shall pay and provide the Officer with the following “Severance Benefits”:

(1)	For a period of 3 months after the Date of Termination, the Officer’s then current base salary per month, is to be paid in accordance with the Company's normal payroll practices, but in no event less frequently than monthly.

(2)	A pro rata portion of any annual bonus that the Officer would have been entitled to receive with respect to the fiscal year of termination had his employment had not been terminated. Such bonus shall be paid at the same time it would have been paid had the Officer’s employment not been terminated.

4.4  Good Reason. For purposes of this Agreement, "Good Reason” shall mean the occurrence of any of the following, without the Officer’s prior written consent: (i) a material diminution of Officer's duties or responsibilities, (ii) a material reduction in Officer's Compensation or Benefits, (iii) a relocation of the Officer’s primary place of employment to a location more than sixty (60) miles from the location at which the Officer was performing the Officer's duties immediately prior to such relocation, (iv) any requirement that the Officer report to anyone other than the Board, (v) any material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) The Officer provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) The Officer resigns his employment within 30 days following the expiration of that cure period.

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4.5  Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Officer's conviction of, or plea of nolo contendere, to a felony, (ii) the Officer's continued substance abuse or insobriety, (iii) failure to substantially perform the Officer's essential job functions; (iv) failure of the Officer to adhere to directives of the Board, (v) Officer's material misconduct or gross negligence, (vi) a material violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide 30 days written notice of its intent to terminate the Officer's employment for Cause. Prior to being terminated for Cause, the Officer shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

ARTICLE V

Covenants

5.01     Solicitation. (a) During the period in which the Officer performs services for the Company and for a period of three (3) years after termination of Officer’s employment with the Company, regardless of the reason, the Officer hereby covenants and agrees that he or she shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(ii)        Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date: or

(iii)     Induce, or attempt to induce, hire, or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his employment with the Company or hire or engage as an independent contractor any such employee of the Company.

(b) Notwithstanding the foregoing, the Officer shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which the Officer owned before the date of his employment with the Company.

5.02     Confidential Information. The Officer acknowledges that in his employment he or she is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, communications and discussions, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, the Officer agrees that he or she will not in any way use any of said confidential information, except in connection with his employment by the Company, and except in connection with the business of the Company, he will not copy, reproduce, or take with them the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

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5.03     Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by the Officer during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. The Officer shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of the Officer’s employment with respect to Inventions conceived, developed, or made by the Officer during employment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by the Officer and which is developed entirely on the Officer’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by the officer for the Company.

5.04      non-Disparagement. For a period commencing on the date hereof and continuing indefinitely, the Officer hereby covenants and agrees that he or she shall not, directly, or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

5.05     Remedies. The Officer acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VI

Assignment

6.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by the Officer and any such purported assignment by him shall be void.

ARTICLE VII

Entire Agreement

7.01 This Agreement constitutes the entire understanding between the Company and the Officer concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between the Officer and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses, or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

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ARTICLE VIII

Applicable Law; Miscellaneous

8.01     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Nevada.

8.02      Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

8.03     Indemnification of the Officer. The Company shall indemnify and hold harmless the Officer to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by the Officer or his legal representatives and arising in connection with the Officer’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Officer, including any modification or limitation of any directors and officers’ liability insurance policy.

8.04     Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

8.05       Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.06     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8.07     Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.08      Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

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If to the Company:

26 Broadway, Suite 934,

New York,

NY 10004

with copy sent to the attention of the Chairman of the Board of Directors at the same address

IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of June 2022.

ILUSTRATO PICTURES INTERNATIONAL INC.

/s/ Nicolas Link

Name: Nicolas Link

Title: Chief Executive Officer

CHIEF FINANCIAL OFFICER

/s/ Krishnan Krishnamoorthy

Name: Mr Krishnan Krishnamoorthy

Title: Chief Financial Officer

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EXHIBIT A

OFFICER’S COMPENSATION AND BENEFITS

1.	Base Salary: $130,000 Annually payable in 12 equal monthly payments of $10,833.33 (or any increased amount approved by the Chairman). The remuneration will be negotiated with the Chairman of the board once a year after the filing of the annual results effective from the month after the filing, for the first time with the 2022 annual results.

2.	Sign-On Bonus: Mr Krishnamoorthy will be issued 35,000 shares of Preference F Shares in Ilustrato Pictures International Inc. and 2,250,000 common shares in QIND. Lock-up of the shares will be under rule 144. If Mr Krishnamoorthy should resign, he will be considered a corporate insider according to rule 144 for a full year and can during any given week not sell or transfer more than 2.5% of the average weekly trading volume over the previous 30 days average trading volume. During the following year, Mr Krishnamoorthy can sell 25% of any remain shares per quarter. The company has the right of first refusal to acquire the shares or match any written offer by a third party for the shares.

3.	Short Term Incentive Programme (STIP): Mr Krishnamoorthy is eligible for the Company Officer’s Short Term Incentive Programme (STIP), a Performance Based Target opportunity. Mr Krishnamoorthy’s target opportunity equals 2,500,000 common shares in the company and 250,000 common shares in the subsidiary Quality Industrial Corp. intended to qualify as performance-based compensation under Internal Revenue Code section 162(m). The STIP can range from 0% to a maximum target based on performance against agreed plan. The Board of Directors reserves the right to amend the Bonus Structure based on market conditions and overall performance of the Company. The targets will be negotiated with the Board of Directors and compensation paid out once a year after the filing of the annual results effective from the month after the filing, for the first time with the 2022 annual results. The board of directors will after the annual result discretionarily decide if the STIP is stock-based equity, cash pay-out or a combination in the company or its subsidiaries. The targets for the Officer for each term are as per the Officer’s Key Performance Indices (KPI) Agreement.

4.	Post Up list Compensation: If the company or any of its subsidiaries should up list to a National Exchange through an initial public offering (IPO) the Officer is entitled to an appropriate market based salary in accordance with the size and performance of the business, payable in 12 equal monthly payments, on the last day of every month, plus annual bonus in line with a revised appropriate Short Term Incentive Programme (STIP), all subject to approval by the Board of Directors.

5.	Vacation Time: Up to 30 days per year excluding public holidays. The Officer may not carry over any unused vacation from prior years.

6.	Health & Welfare Benefits: The Officer is eligible to participate in all health and welfare benefits provided to other employees of the Company (other than any severance plans) as required by law in the country of residence of the Officer, or as is required in the country he or she are travelling to and doing business in.

7.	Retirement Benefits: The Officer is eligible to participate in all retirement benefits provided to other employees of the Company.

8.	Travel and entertainment: The Officer’s expenses incurred for travel, nights away from home, dining, entertainment etc. will be reimbursed according to the company reimbursement policy, which may include an appropriate expense card.

9.	Telephone and working from home: The Company will place a mobile phone and computer at the disposal of the Officer. In addition, the Officer is entitled to paid mobile and internet connection.

10.	Sickness and child's sickness: The Officer is entitled to sick pay in line with company’s employment policy as reflected in its employee handbook. Subject to the agreement of the Board of Directors, The Officer may be entitled to paid time off in case of child's sickness.

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